EXHIBIT 12

                        PennFed Financial Services, Inc.
               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                   Year ended June 30,
                                                         -------------------------------------------------------------------
                                                          2004           2003           2002           2001           2000
                                                         -------        -------        -------        -------        -------
Earnings:
    Earnings before income tax expense ..........        $18,601        $21,841        $22,619        $19,321        $19,921
    Add: interest on borrowed funds .............         29,342         29,974         30,681         28,299         24,443
    Add: interest on trust preferreds ...........          2,698            112           --             --             --
                                                         -------        -------        -------        -------        -------
    Earnings before fixed charges excluding
       interest on deposits .....................         50,641         51,927         53,300         47,620         44,364
    Interest on deposits ........................         26,634         32,870         42,181         51,285         46,758
                                                         -------        -------        -------        -------        -------
    Earnings before fixed charges ...............        $77,275        $84,797        $95,481        $98,905        $91,122
                                                         =======        =======        =======        =======        =======

Fixed charges:
    Interest on borrowed funds & trust preferreds        $32,040        $30,086        $30,681        $28,299        $24,443
                                                         =======        =======        =======        =======        =======

    Fixed charges excluding interest on
       deposits .................................        $32,040        $30,086        $30,681        $28,299        $24,443
    Interest on deposits ........................         26,634         32,870         42,181         51,285         46,758
                                                         -------        -------        -------        -------        -------
    Total fixed charges .........................        $58,674        $62,956        $72,862        $79,584        $71,201
                                                         =======        =======        =======        =======        =======

Ratio of earnings to fixed charges
       excluding interest on deposits ...........           1.58x          1.73x          1.74x          1.68x          1.81x
                                                         =======        =======        =======        =======        =======

Ratio of earnings to fixed charges
       including interest on deposits ...........           1.32x          1.35x          1.31x          1.24x          1.28x
                                                         =======        =======        =======        =======        =======